UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2017

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

784 Memorial Drive, Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 5, 2017, José Baselga, M.D., Ph.D., informed our company of his decision to retire from our Board of Directors effective at the end of his current term, which expires on the date of our 2017 Annual Meeting of Stockholders (the “Annual Meeting”). Accordingly, Dr. Baselga will not stand for re-election to our Board at our 2017 Annual Meeting.

(d) On April 5, 2017, our Board, based on the recommendation of the Nominating and Governance Committee of our Board (the “Governance Committee”), elected Michael G. Kauffman, M.D., Ph.D., as an independent director. Additionally, our Board, based on the recommendation of the Governance Committee, appointed Dr. Kauffman to the Governance Committee and the Research and Development Committee of our Board. His term began on April 5, 2017, and will expire at our 2017 annual meeting of stockholders or his earlier death, resignation, or removal.

In accordance with our company’s director compensation program, Dr. Kauffman will receive an annual cash retainer of $40,000 for service on our Board. Dr. Kauffman will also receive a $7,500 retainer for service as a member of the Governance Committee and a $7,500 retainer for service as a member of the Research and Development Committee. These amounts are payable upon election and are pro-rated based on the length of his initial term. In addition, under our company’s director compensation program, Dr. Kauffman was granted an option to purchase up to 40,000 shares of our common stock at a price equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of election to our Board. This option, which was granted under our 2010 Stock Incentive Plan, as amended, will vest and become exercisable over a period of two years in equal quarterly installments beginning at the end of the first quarter after the date of granted, provided that Dr. Kauffman continues to serve as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: April 6, 2017	By:	/s/ Seth A. Tasker
Seth A. Tasker
General Counsel and Secretary